Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-123630 of Nanometrics Incorporated on Form S-4 of our report dated March 29, 2004, relating to the financial statements and financial statement schedule of Nanometrics Incorporated for the years ended January 3, 2004 and December 28, 2002, appearing in the Annual Report on Form 10-K of Nanometrics Incorporated for the year ended January 1, 2005 and to the reference to us under the heading “Experts” in this Joint Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/    DELOITTE & TOUCHE LLP

San Jose, California

June 8, 2005